Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 30, 2021

Hyzon Motors Inc.,

475 Quaker Meeting House Road,

Honeoye Falls, New York 14472.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (i) 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Hyzon Motors Inc., a Delaware corporation (the “Company”) to be issued and sold by the Company, which consist of (a) 8,014,500 shares of Class A Common Stock (the “Private Placement Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of Class A Common Stock (the “Private Placement Warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”), the predecessor to the Company, and upon the conversion of a working capital loan to DCRB and (b) 11,286,251 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of Class A Common Stock (the “Public Warrants”) issued in DCRB’s initial public offering, (ii) 77,272,414 shares of Class A Common Stock which may be sold by the selling stockholders named in the registration statement relating to the Securities (as defined below) (the “Registration Statement”), which consist of (a) 71,652,408 shares of Class A Common Stock (the “Secondary Shares”), (b) 5,293,958 shares of Class A Common Stock (the “Earnout Shares”) issuable upon the satisfaction of certain triggering conditions set forth in that certain Business Combination Agreement and Plan of Reorganization, dated as of February 8, 2021 (the “Business Combination Agreement”), among DCRB, DCRB Merger Sub Inc. and Hyzon Motors Inc., and (c) 326,048 shares of Class A Common Stock issuable upon the exercise of certain warrants to purchase shares of Class A Common Stock issued to Ardour Capital Investments LLC (the “Ardour Shares”) and (iii) 8,014,500 Private Placement Warrants (such securities listed in clauses (i) to (iii), the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1. When the Registration Statement has become effective under the Securities Act and the Warrant Shares have been issued and paid for upon the exercise of the Public Warrants or the Private Placement Warrants, in each case in accordance with the Warrant Agreement, dated as of October 19, 2020, by and between the Company (as successor to DCRB) and Continental Stock Transfer & Trust Company, as warrant agent, the Warrant Shares will be validly issued, fully paid and nonassessable

2. The Secondary Shares are validly issued, fully paid and nonassessable.

3. When the Registration Statement has become effective under the Securities Act and the Earnout Shares have been issued in accordance with the provisions of the Business Combination Agreement, the Earnout Shares will be validly issued, fully paid and nonassessable.

4. When the Registration Statement has become effective under the Securities Act and the Ardour Shares have been issued and paid for upon the exercise of the warrants governing the Ardour Shares in accordance with the Warrant Agreement, dated as of July 16, 2021, by and between the Company (as successor to DCRB) and Continental Stock Transfer & Trust Company, as warrant agent, the Ardour Shares will be validly issued, fully paid and nonassessable.

5. The Private Placement Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 relating to the Securities and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP